Employment Agreement

This Employment Agreement (“Agreement”) dated 1 December, 2006 is between Caspian International Oil Corporation, a Delaware company whose address is 1800 West Loop South, Suite 850, Houston, Texas  77027 (“Company”), and J. E. Knight, an individual whose address is P. O. Box 537, Millican, Texas  77866 (“Employee”).

In consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Employee hereby agree as follows:

1.

Employment.  Company agrees to employ Employee and Employee agrees to enter the employment of the Company upon the terms and subject to the conditions herein provided.  Employee will also serve on the Company’s Board of Directors, if elected by the Company’s shareholders.

2.

Effective Date.  This Agreement shall be effective as of 1 December, 2006 (the “Effective Date”).

3.

Location.  Employee’s principal office shall be located in Company’s corporate office in Houston, Texas, United States of America.

4.

Duties and Responsibilities.

(a)

The Company hereby agrees that Employee shall serve as Chief Executive Officer and President of the Company.  In those capacities, Employee shall be responsible for the daily operation of the Company and the execution of resolutions passed by the Board of Directors of the Company.

(b)

During the term of this Agreement, Employee shall devote his full time and attention to the execution of the duties and responsibilities hereunder. Notwithstanding the above, Employee may hold a seat on the Board of Directors of one or more other companies, engage in passive personal investments and in other business, industry, civic and charitable activities that do not conflict with the business affairs of Company or interfere with the performance of Employee’s duties and responsibilities hereunder.

5.

Compensation.

(a)

Salary.  Employee shall be paid an initial base annual salary of $250,000 per year (the “Base Rate”).  Such salary shall be paid in twelve (12) equal monthly payments on the first day of each month.  The Board of Directors will review Employee’s compensation on an annual basis and consider whether to increase (but not decrease) the Base Rate.  Any increased salary granted by the Board shall become the new Base Rate until subsequently changed by the Board.

(b)

Incentive Payments.  Employee may from time to time receive as incentive payments shares of Company Common Stock, SARs and/or stock options to purchase shares of Company Common Stock, as well as other incentives as may be determined by Company’s Board of Directors.

(c)

Simultaneously with the execution of this Agreement, the Company shall issue to Employee four hundred thousand (400,000) shares of the Company’s common stock (“Award Shares”) as a retention bonus.  Such Award Shares shall be unregistered and shall be subject to restrictions on transfer and to risk of forfeiture.  The certificates for the Award Shares shall bear (i) an appropriate legend warning that the stock is restricted by the terms of this Agreement and (ii) a standard restricted securities legend.  The Award Shares shall be forfeited if Company terminates Employee’s employment with Cause, as defined in Section 10 hereof, or Employee voluntarily terminates his employment on or before December 1, 2007.  In either of such cases, Employee shall promptly return the Award Shares certificate to the Company.  If Employee remains employed on December 1, 2007, the Award Shares shall fully vest and new share certificates shall be delivered to Employee with the forfeiture legend, but not the standard restricted securities legend, removed.

(d)

Simultaneously with the execution of this Agreement, the Company shall issue to Employee a Stock Option for one million and five hundred (1,500,000) shares of the Company’s common stock pursuant to the terms of the “Common Stock Purchase Option” in the form annexed hereto as Appendix B as a long term incentive bonus.  The exercise price of the Stock Option shall be the market price on the Effective Date.  The stock options shall vest at the rate of five hundred thousand (500,000) shares per year on the anniversary date of the Effective Date commencing the first year and fully vesting at the end of the third year.  The Stock Option will be issued pursuant to the Corporation’s 2006 Stock and Stock Option Plan (the “Plan”) with the following exceptions:

(i)

The Stock Option shall remain valid for 10 years from the Effective Date;

(ii)

In the event Employee’s employment is terminated by the Company without Cause, all unvested Stock Options shall immediately vest and all of the Stock Options will remain valid for the original option period; and

(iii)

In the event Employee’s employment is voluntarily terminated by Employee or is terminated by the Company for Cause, all unvested Stock Options are forfeited and the remaining time to exercise the vested portion of the Stock Options remains valid.

The Corporation will register the Plan with the Securities and Exchange Commission on Form S-8 prior to the date on which the Stock Option may be exercised.

6.

With respect to any Plan under which Employee is granted shares of Company common stock, SARs or options to purchase shares of Company common stock at any time when such stock is publicly traded on (i) the Pink Sheets (ii) a national securities exchange on which the shares are listed or (iii) over the counter on an established market, prior to such time as shares or options granted to Employee under the Plan are first exercisable, Company shall register the interests in the Plan and the shares of Company’s common stock reserved thereunder in accordance with all applicable securities laws.

7.

Annual Bonus.  Employee will be entitled to annual bonuses consisting of cash, stock, options, and/or SARs based upon his performance and Company’s overall achievement of its corporate goals.  The award and amount of such bonus shall be determined at the discretion of and upon the recommendation of Company’s Board of Directors.  For the first year, Employee will earn a bonus calculated at fifty percent (50%) of Base Rate if the Company is successful in securing $20,000,000 to restructure DANK and fund the Appraisal and Early Production plan for Kar-Tazh.

8.

Employee Benefits.

(a)

Company will require and provide Employee with an annual physical exam and a $ 500,000 Term Life Insurance Policy and will pay the standard annual premium for said policy based on a healthy non-smoker male of Employee’s age.

(b)

Company will make available to Employee and his spouse participation in the Company’s medical and dental health insurance plan which shall be established and approved by the Company’s Board of Directors.  To the extent Employee and/or his spouse cannot be directly covered by Company’s insurance plan, Company shall pay Employee an amount in cash equal to the premium for the period Employee and/or his Spouse are not so covered.

(c)

Employee will be entitled to all other benefits that are made available to senior executives of Company, including the right to participate in a Company 401(K) Retirement Savings Plan or other similar Plan, if available, but subject to any applicable eligibility requirements.

(d)

During the first five (5) years of employment, Employee will be entitled to four (4) weeks vacation time during each twelve month period.

Subsequently, Employee will be entitled to five (5) weeks of vacation during each twelve month period.

(e)

The Company will provide Employee with a leased automobile or, at his option, Employee may elect to receive a car allowance of five hundred dollars ($500) per month.

(f)

Wherever possible, Employee will be entitled to travel business class for all flights over four (4) hours in length.  Employee will be reimbursed promptly for all reasonable out of pocket expenses that are incurred in connection with job related activities as well as travel on behalf of the Company upon submission to the Company’s Chief Financial Officer of satisfactory documentation.

9.

Executive Kidnapping and Medical Evacuation Program(s).  The Company will provide at no cost to Employee Executive Kidnapping and Medical Evacuation program(s) under which Employee will be provided coverage subject to policies approved by the Board.

10.

Term of Employment.

(a)

The term of employment hereunder shall be for a period of three (3) years commencing from the Effective Date (the “Term”), which Term shall be automatically renewed and extended for successive periods of one (1) year each commencing on the third anniversary of the Effective Date and on each successive one (1) year anniversary thereafter (“Renewal Term”) unless either party gives the other notice of termination at least one hundred (100) days prior to the end of the Term or any Renewal Term.  In such event, employment will terminate at the end of the Term or Renewal Term during which such notice was given.  Company may terminate Employee’s employment during the Term or any Renewal Term for any reason,  but if such termination is for any reason other than for Cause, such termination shall be in accordance with the provisions of Section 12 hereof.  As used herein, “Cause” means (i) acts and/or omissions, or a course of conduct that constitutes gross negligence or willful neglect in the performance of Employee’s duties and responsibilities in respect of his employment that continue for thirty (30) days after receiving a detailed written notice from Company specifying the alleged misconduct, (ii) Employee’s repeated intoxication by alcohol or drugs during the performance of his duties hereunder, (iii) final conviction of a felony, or crime or offense that causes substantial harm to the Company, (iv) any act of embezzlement, conversion of goods or services, or fraud with respect to Company, or (v) Employee’s material breach of this Agreement which continues for thirty (30) days after Employee received detailed written notice from the Company specifying the alleged breach.

(b)

Should Company terminate Employee’s employment for Cause, no notice will be required and all of Employee’s non-vested shares and options will terminate immediately.

(c)

Should Company elect not to renew this Agreement after the Term or any Renewal Term or should Employee voluntarily terminate his employment, then Employee shall retain the vested portion of the restricted stock, SARs, and/or options and the unvested portion will expire immediately.  In each and every case, all vested shares and options shall be non-forfeitable and shall retain their original expiration date.

11.

Change of Control.

The Change of Control Provision as outlined in Exhibit A attached hereto shall be applicable to Employee so long as Employee is employed by Company.

12.

Severance Pay.   If Employee’s employment is terminated without Cause for any reason during the Term or Renewal Term, Employee shall be entitled to receive from Company (i) a cash payment equal to the Base Rate for the remainder of the Term or Renewal Term in a lump sum, plus (ii) a cash payment equal to the cost of medical insurance premiums of Employee and his spouse for the remainder of the Term or Renewal Term, plus (iii) a cash payment calculated as the product of one-sixth (1/6) of the current Base Pay times the number full or partial years of employment. The aggregate amount of such payments shall be considered as “liquidated damages” and, except for any Change of Control Payment in accordance with Section 11 or other separate agreement between Employee and Company, the Company shall have no further obligation to Employee.  Any payments due under this Section 12 shall be paid by wire transfer to a bank account specified by Employee no later than three business days after the termination.  If Company fails to make any payment when due under this Section 12, and Employee is forced to initiate litigation to enforce his rights under this Agreement, and Company is found to have violated this Agreement, then Company shall be obligated to pay Employee, in addition to sums owed under this Agreement, all of the costs incurred by Employee, including attorney’s fees, to enforce this Agreement.

13.

Ownership of Information.

All documents, drawings, memoranda, notes, records, file correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any information pertaining to the business of Company which Employee has developed, utilized or had access to during his employment with Company, are and shall be the sole and exclusive property of Company.  Upon termination of Employee’s employment with Company, for any reason, Employee shall promptly deliver this property and all copies to thereof to Company.

14.

Non-Solicitation:

During the term of Employee’s employment and for a period of two (2) years thereafter, Employee will not, directly or indirectly, solicit or contact any employee of Company with a view to inducing or encouraging such employee to leave the employ of Company for the purpose of being hired by Employee or an employer affiliated with Employee.

15.

D&O Insurance and Indemnification:  The Company shall purchase a Director’s and Officer’s Insurance Policy, the terms of which shall be approved by the Board, and will provide Employee with Director’s and Officer’s Insurance necessary to protect Employee from any and all expenses, obligations, liabilities, actions, suits or proceedings that may occur as the result of Employee’s employment by the Company.  In addition, if at any time Employee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Employee is or was a director, officer, employee or agent of Company and/or any of its affiliates, or is or was serving at the request of Company as a director, officer, director, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, Company shall indemnify Employee and hold Employee harmless against expenses (including court costs and reasonable attorney’s fees), judgments, fines, penalties, amounts paid in settlement and any other liabilities actually and reasonably incurred by Employee in connection with such action, suit or proceeding to the full extent permitted by law.  Expenses (including court costs and reasonable attorneys’ fees) incurred by Employee in appearing at, participating in, or defending any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, shall be paid by Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding promptly following receipt of your written claim.  The indemnification provided under this Section 15 shall apply whether or not the negligence of any party is alleged or proved. Nothing in this Section 15 shall be deemed to provide Employee with a right to indemnification in excess of the authority of the Company to provide indemnification granted by the Delaware General Corporation Law, and all limitations on indemnification set forth in the General Corporation Law shall be deemed to govern this Section 15.

16.

Miscellaneous.

(a)

All payments required to be made by Company hereunder shall be subject to any withholding pursuant to any applicable law or regulation.

(b)

This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, administrators, executors and assigns.

(c)

This Agreement contains the entire agreement between the parties concerning the subject matter hereof and may not be amended or modified except by a writing signed by both parties.

(d)

Should one party waive compliance by the other party to any term or provision of this Agreement, such waiver shall be limited to the facts or circumstances giving rise to the noncompliance and shall not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this agreement, nor shall it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

(e)

Any notice given hereunder shall be in writing and shall be deemed given when delivered, or two (2) business days after tender to an overnight courier with a national reputation, duly addressed to the party concerned at the address specified in the preamble of this Agreement or such other address as a party shall provide in writing to the other party.

(f)

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.  The respective rights and obligations of the parties shall survive any termination of this Agreement to the extent necessary to preserve such rights and obligations.

17.

Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES REGARDING CONFLICTS OF LAWS.  Employee and Company agree that if any claim, action, dispute or controversy of any kind arises out of or relates to this Agreement or concerns any aspect of performance by any party under the terms of this Agreement, prior to seeking any other remedies, including litigation, the aggrieved party shall give written notice to the other party describing the disputed issue.  Within ten (10) business days after the receipt of such a notice the parties shall mutually appoint a single mediator to assist in the resolution of the dispute.  If the parties cannot agree upon a mediator, the parties shall apply to the American Arbitration Association (“AAA”), or a mutually agreed upon association, for a single mediator, to be appointed to mediate the dispute in accordance with the rules applicable to the AAA, or such mutually agreed upon association sponsored proceedings and, upon the appointment of such a mediator by the AAA, or such mutually agreed upon association, such mediator shall be deemed to be accepted by the parties to such dispute.  Within twenty (20) business days after the appointment of a mediator, either by the parties or, if necessary, by the AAA, or such mutually agreed upon association, the parties shall meet one or more times with such mediator in Houston, Texas in an effort to resolve the matters in dispute.  If after such meeting or meetings any aspect of the dispute remains unresolved for a period of an additional ten (10) business days, the party or parties shall be free to pursue any other legal remedies including litigation.  The costs and expenses of the mediator shall be borne equally by the parties.  Employee and Company hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement to the jurisdiction and venue of the United States District Court for the Southern District of Texas and the jurisdiction and venue of any court of the State of Texas located in Harris County and waive any and all objections to jurisdiction and review or venue that Company or Employee may have under the laws of Texas or the United States.

18.

Counterparts.   This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

Executed this 1 day of December 2006 and effective for all purposes as of the Effective Date.

Caspian International Oil Corporation

/s/ Nurlan Janseitov

Nurlan Janseitov

Chairman of the Board

Caspian International Oil Corporation

/s/ J.E. Knight

J. E. Knight

EXHIBIT (A)

Change In Control

If, within three (3) months following the occurrence of a Change in Control (as defined below), the Employee elects to terminate his employment with the Company then, in addition to any severance payments due hereunder, the Company shall (1) pay to the Employee, within 10 days after his election, a lump sum cash payment in an amount equal to the Change in Control Payment (as defined below), which payment shall be considered as “liquidated damages” and (2) provide the Employee with Change in Control Benefits (as defined below).  If the Employee’s employment is terminated prior to the date he elects to terminate but it is reasonably demonstrated that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this paragraph, such termination shall be considered to have occurred immediately following the Change in Control and the Employee’s election to so terminate.  As used herein, the following terms shall mean:

A “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger, own immediately after the merger a majority of the voting stock of the surviving corporation, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the directors of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease to constitute at least a majority thereof as a result of the election of individuals who were not the nominees of the Board of Directors of the Company or (v) any other event shall occur that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided, however that the term “Change in Control” shall not include (x) any of the foregoing events if approved by Employee or (y) any bona-fide financing approved by the Board of Directors.

“Change in Control Benefits” shall mean continued coverage under the Company’s Director’s and Officer’s, medical and dental insurance plan for the Employee and the

Employee’s spouse, who were covered under such plans on the day prior to the Employee’s termination of employment with the Company for one year from the date of such termination at no cost to the Employee and his spouse (provided, however, that in the event that continued participation in any such Company plan is for whatever reason impossible, the Company shall arrange upon comparable terms benefits substantially equivalent to those that were provided under such Company plan).

“Change in Control Payment” shall mean an amount equal to 2.5 times the Employee’s annual Base Rate in effect on the date of termination.